EXHIBIT 99.1
Investor Relations Contacts:
Keith Terreri, Vice President — Finance & Treasurer
Jim Mathias, Manager — Investor Relations
214-570-4641
investor_relations@metropcs.com
MetroPCS Releases Third Quarter 2008 Subscriber Results
Third Quarter 2008 Highlights Include:
•	Quarterly net subscriber additions of approximately 249 thousand

•	Increase of 39% in year over year gross additions
DALLAS (October 6, 2008) – MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of unlimited wireless communications service for a flat-rate with no signed contract, today announced selected subscriber information for the quarter ended September 30, 2008.
In the third quarter of 2008, on a consolidated basis, MetroPCS reported gross additions of approximately 935 thousand subscribers, which represents an increase of 39% over the third quarter of 2007. Churn for the third quarter of 2008 decreased 0.4% when compared to the third quarter of 2007, and consistent with seasonal patterns, increased 0.3% to 4.8% when compared to the second quarter of 2008. MetroPCS ended the third quarter of 2008 with approximately 4.8 million subscribers, which includes net additions during the quarter of approximately 249 thousand subscribers. MetroPCS has added approximately 1.2 million subscribers during the twelve month period ended September 30, 2008, and continued to achieve incremental penetration in every Core and Expansion market.
“We are pleased to report 249 thousand net additions during a particularly challenging economic environment and in what has historically been our seasonally slowest quarter. Clearly, these results demonstrate the resiliency of the MetroPCS business and highlight the value proposition to our subscribers of our predictable, affordable and flexible service offerings,” said Roger D. Linquist, MetroPCS’ Chairman, President and Chief Executive Officer.
“We are excited about the growth potential with our recently signed roaming agreement with Leap Wireless that effectively creates super regional coverage clusters across the country, and from our planned service launches in Boston and New York.”

Subscriber Metrics

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Consolidated Market Subscribers
End of Period	4,847,314	3,664,218	4,847,314	3,664,218
Net Additions	249,265	114,302	884,528	723,232

Core Market Subscribers
End of Period	2,845,732	2,578,019	2,845,732	2,578,019
Net Additions	30,379	35,729	186,827	277,061

Expansion Market Subscribers
End of Period	2,001,582	1,086,199	2,001,582	1,086,199
Net Additions	218,886	78,573	697,701	446,171
The subscriber results of the third quarter of 2008 may not be reflective of subscriber results for any other quarter or fiscal year 2008 nor any subsequent period.
About MetroPCS Communications, Inc.
Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communications service for a flat-rate with no signed contract. MetroPCS owns or has access to licenses covering a population of approximately 149 million people in 14 of the top 25 largest metropolitan areas in the United States, including New York City, Los Angeles, San Francisco, Dallas, Philadelphia, Atlanta, Detroit, Boston, Miami, Tampa, and Sacramento. MetroPCS ranked “Highest In Customer Satisfaction With Wireless Prepaid Service” in the J.D. Power and Associates third annual Prepaid Customer Satisfaction Study in July of 2008. As of September 30, 2008, MetroPCS had over 4.8 million subscribers and currently offers service in the Atlanta, Dallas, Detroit, Jacksonville, Las Vegas, Los Angeles, Miami, Orlando, Philadelphia, Sacramento, San Francisco, Sarasota and Tampa metropolitan areas. For more information please visit www.metropcs.com.
Safe Harbor Statement
This news release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any statements made in this news release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “would,” “could,” “may,” “will,” “forecast,” and other similar expressions.
These forward-looking statements or projections are based on reasonable assumptions at the time they are made, including our current expectations, plans and assumptions that have been made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Forward-looking statements or projections are not guarantees of future performance or results. Actual financial results, performance or results of operations may differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include:
•	the highly competitive nature of our industry;

•	the rapid technological changes in our industry;

•	our ability to maintain adequate customer care and manage our churn rate;

•	our ability to sustain the growth rates we are projecting;

•	our ability to access the funds necessary to build and operate our Auction 66 Markets;

•	the costs associated with being a public company and our ability to comply with the internal financial and disclosure control and reporting obligations of public companies;

•	our ability to manage our rapid growth, train additional personnel and improve our financial and disclosure controls and procedures;

•	our ability to secure the necessary spectrum and network infrastructure equipment;

•	our ability to clear the Auction 66 Market spectrum of incumbent licensees;

•	our ability to adequately enforce or protect our intellectual property rights and defend against suits filed by others;

•	governmental regulation of our services and the costs of compliance and our failure to comply with such regulations;

•	our capital structure, including our indebtedness amounts;

•	changes in consumer preferences or demand for our products;

•	our ability to attract and retain key members of management; and

•	other factors described or referenced from time to time in our filings with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2007, in Part I, Item 1A, “Risk Factors”.
The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements and projections, which are based on current expectations and speak only as of the date of this release. MetroPCS Communications, Inc. is not obligated to, and does not undertake a duty to, update any forward-looking statement or projection to reflect events after the date of this release, except as required by law. The Company does not plan to update nor reaffirm guidance except through formal public disclosure pursuant to Regulation FD.